Exhibit 10.1

Private & Confidential

Charles River Discovery Research Services Uk Limited	(1)
&
David Ross Smith	(2)

SERVICE AGREEMENT

THIS AGREEMENT IS A DEED and is made on                                                      2020
BETWEEN:
(1)Charles River Discovery Research Services UK Limited (Registered Company Number 04622227) whose registered office is at Robinson Building Chesterford Research Park, Little Chesterford, Saffron Walden CB10 1XL (“Employer”/ “we”/ “us”), and
(2)David Ross Smith who is based at the address notified separately (“Executive”/ “you”).
IT IS AGREED as follows:
1    Definitions and interpretation
1.1    In this Agreement unless the context otherwise requires the following expressions have the following meanings:
“Board” means the Board of Directors from time to time of the Group;
“Compensation Committee” means the committee responsible for determining the remuneration of the Board;
“Confidential Information” shall have the meaning given to it in clause 12.2;
“Data Protection Legislation” means the General Data Protection Regulation (EU) 2016/679 (“GDPR”), Data Protection Act 2018 (“DPA”), and the Privacy and Electronic Communications (EC Directive) Regulations 2003 (or any successor to the GDPR, DPA, or Privacy and Electronic Communications Regulations) and the applicable guidance or codes of practice issued by the Information Commissioner’s Office from time to time;
“Effective Date” means 1 December 2020;
“Employer Intellectual Property” means any Intellectual Property made, created or discovered by you during the Employment (whether or not in the course of the Employment or during normal hours of work or using our facilities) which:
(a) in any way affects or relates to the business of the Employer or any Group Company; or
(b) is capable of being used or adapted for use in or in connection with such business;
“Employment” means your employment under this Agreement;
“ERA” means the Employment Rights Act 1996;
“Group” means the Employer and the Group Companies;
“Group Company” means any company which is for the time being a subsidiary or holding company of the Employer and any subsidiary of any such holding company and for the purposes of this Agreement the terms “subsidiary” and “holding

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company” shall have the meanings ascribed to them by section 1159 Companies Act 2006;
“Intellectual Property” means all intellectual and industrial property rights which may now or in the future subsist in any country of the world, including without limitation:
(a) patents, utility models, supplementary protection certificates and any other rights in inventions, discoveries and improvements;
(b) registered and unregistered trademarks, including any trade, brand or business names and get-ups(s), rights to sue for passing off or unfair competition and rights in domain names, devices and logos;
(c) registered and unregistered design rights;
(d) copyright (including all such rights in any information, know-how or techniques relating to the Employer’s business, and in any computer software and typographical rights) database rights and moral rights;
(e) all industrial, commercial and technical and accounts records and information (wherever located) relating to the activities of the Employer;
(f) the Confidential Information; and
(g) applications for registration and the right to apply for any registration of the above in any country in the world;
“WTR” means the Working Time Regulations 1998.
1.2    References to clauses and schedules are unless otherwise stated to clauses of and schedules to this Agreement and words in the singular include the plural and in the plural include the singular.
1.3    A reference to a statute, statutory provision or regulation:
(a) is a reference to it as amended, extended or re-enacted from time to time (including as a result of the exercise of powers conferred on Ministers under the European Union (Withdrawal) Act 2018 or any similar legislation); and
(b) shall in the case of a statue or statutory provision include all subordinate legislation made from time to time under that statute or statutory provision.
1.4    The headings to the clauses are for convenience only and shall not affect the construction or interpretation of this Agreement.
2    Appointment
2.1    You will continue to be employed as, and act as, Corporate Executive Vice President and Chief Financial Officer of the Group. You recognise that this position is one of trust and confidence and that you will have access to Confidential Information. This is a key position in which you have a special obligation to further the interests of the Employer and any Group Company and to develop its or their businesses.

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2.2    We may appoint any other person or persons to act jointly with you in any position to which you may be assigned during the Employment at any time after you have been suspended in accordance with clause 17.3 below or if either party give notice to terminate the Employment.
3    Duration of the Employment
3.1     The Employment shall commence on the Effective Date and shall continue, subject to the provisions of this Agreement, unless and until terminated by either party giving to the other written notice consistent with the statutory minimum notice period required by section 86 of the ERA, which for you is one week, and which for the Employer is one week for each year of service, up to a maximum of 12 weeks.
3.2    We shall have the discretion to terminate the Employment lawfully with immediate effect or on notice less than that required by clause 3.1 by notifying you that we are exercising our right under this clause 3.2 and that we will make within 28 days a payment in lieu of notice (“Payment in Lieu”) to you (or a first instalment thereof). The Payment in Lieu shall be a sum equal to, but no more than, the basic annual salary under clause 5.1 in respect of that part of the period of notice in clause 3.1 which we have not given to you less any appropriate tax and other statutory deductions.
3.3    For the avoidance of doubt, the Payment in Lieu under clause 3.2 shall not include:
3.3.1    any bonus or commission payments that might otherwise have been due;
3.3.2    any benefits you would have been entitled to receive; or
3.3.3    any holiday entitlement that would have accrued,
during the period by reference to which the payment is made (“Relevant Period”).
3.4    The Payment in Lieu under clause 3.2 may be made in installments on the day on which the salary under clause 5.1 would have been payable if the Employment had continued throughout the Relevant Period.
3.5    Notwithstanding the fact that we have purported to exercise our discretion to make a Payment in Lieu under clause 3.2, you shall nonetheless not be entitled to any such payment if we would have been entitled to terminate the Employment without notice in accordance with clause 14.1. In that case we shall be entitled to recover from you any Payment in Lieu already made.
3.6    At any time following service of notice of termination in accordance with clause 3.1 (whether given by us or you), we shall be entitled, by written notice to you, to place you on leave (“Garden Leave”) for the whole or any part of the period of the Employment remaining after the service of such notice.
3.7    During any period of Garden Leave:
3.7.1    we shall be under no obligation to assign any duties to you and may revoke any powers you hold on behalf of the Employer or any Group Company and may remove you from any office held by you in the Employer or any Group Company;

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3.7.2    we may require you to carry out alternative duties or to only perform such specific duties as are expressly assigned to you, at such location (including your home) as we may decide;
3.7.3    you shall ensure that the CEO of the Group (or such other person as may be nominated by the Board) knows where you will be and how you can be contacted during each working day (except during any periods taken as holiday in the usual way);
3.7.4    we shall be entitled to exclude you from our premises and to instruct you not to contact (or attempt to contact) the employees, agents, clients or customers of the Employer or of any Group Company;
3.7.5    your entitlement to receive your normal salary and other contractual benefits shall continue, subject always to the relevant scheme or policy relating to such benefits; and
3.7.6    you shall remain our employee and shall be bound by the terms of the Employment (other than to perform your duties under this Agreement unless specifically required to do so). In particular, but without limitation, you will remain bound by your obligations of loyalty and good faith, of exclusive service and of confidentiality, which preclude you taking up any other employment.
4    Scope of the Employment
4.1    During the Employment you shall:
4.1.1    unless prevented by ill-health or incapacity devote the whole of your time, attention and skill to the business and affairs of the Employer or any Group Company in respect of which you undertake duties and use your best endeavours to promote their interests provided that the Board may at any time require you to cease performing and exercising all or any of such duties, functions or powers in accordance with the terms of this Agreement;
4.1.2    faithfully and diligently perform such duties and exercise such powers consistent with your position as may from time to time be assigned to or vested in you by the Board;
4.1.3    obey the reasonable and lawful directions of the Board;
4.1.4    abide by any statutory, fiduciary or common law duties to the Employer or any Group Company of which you are a director including but not limited to the general duties owed by a director under section 171 to 177 of the Companies Act 2006 (as amended, extended or re-enacted from time to time);
4.1.5    not do anything that would cause you to be disqualified from acting as a director;
4.1.6    comply with any Memorandum and Articles of Association and all other Group rules, regulations, policies and procedures from time to time in force;

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4.1.7    report to the CEO of the Group (or their delegate) and shall further keep the Board at all times promptly and fully informed (in writing if so requested) of your conduct of the business of the Employer and any Group Company and provide such explanations in connection with it as the Board may require;

4.1.8    comply with all requirements, recommendations or regulations relating to dealing in the securities of Employer or any Group Company including any share dealing code issued by the Group and any code of practice, policies or procedures manual issued by us (as amended from time to time) relating to dealing in the securities of Employer or any Group Company;
4.1.9    neither commit nor attempt to commit the criminal offence of insider dealing;
4.1.10    not engage in any form of facilitating tax evasion, whether under UK law or under the law of any foreign country. You must immediately report to the Board any request or demand from a third party to facilitate the evasion of tax or any concerns that such a request or demand may have been made;
4.1.11    not without the written consent of the Board make or seek to make on your behalf or (otherwise than properly in the performance of your duties to the Employer) on behalf of any other person, firm or company any contract or other arrangement of a commercial nature with any actual or prospective customer, contractor or supplier of the Employer or any Group Company; and
4.1.12    immediately disclose to a member of the Board your own actual or prospective wrongdoing (including any breach of clauses 11, 12 and 16 of this Agreement) and the wrongdoing of any other employee of the Employer or any Group Company.
4.2    You shall if and so long as we require and without any further remuneration carry out your duties on behalf of any Group Company. The duties attendant on any such appointment will be carried out by you as if they were duties to be performed by you on behalf of the Employer under this Agreement.
4.3    We are not obliged to ensure that you remain a statutory director of any company in the Group, and your removal from the Board in accordance with the articles of association or otherwise will not be a breach of this Agreement by us.
4.4    Subject to any regulations issued by the Employer, you shall not be entitled to receive or obtain directly or indirectly any discount, rebate or commission in respect of any sale or purchase of goods effected or other business transacted (whether or not by you) by or on behalf of the Employer or any Group Company and if you (or any firm or company in which you are interested) shall obtain any such discount, rebate or commission you shall account to the Employer or the relevant Group Company for the amount received by you (or a due proportion of the amount received by such company or firm having regard to the extent of your interest therein).
4.5    You must comply with the Bribery Act 2010 and related procedures at all times. In particular you shall not during the term of this Agreement without the consent of the Board seek or accept from any actual or prospective customer, contractor or supplier

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of the Employer or any Group Company any gift, gratuity or benefit of more than a trivial value or any hospitality otherwise than properly in the performance of your duties to the Employer or any Group Company of a kind and value.
5.    Remuneration and expenses
5.1    We shall pay you a basic salary at the rate of £452,428 per annum (or such other sum as may from time to time be agreed) payable by equal monthly instalments in arrears on the last day of each calendar month by credit transfer to your bank account. You will continue to be eligible for merit increases to your salary subject to the annual approval and/or modification of the Compensation Committee.
5.2    You be eligible to participate in the Charles River Executive Incentive Compensation Program (“EICP”) with specific performance objectives established annually. You will be eligible to participate in the EICP for the current calendar year and the targeted bonus under this program will equate to 70% of your basic salary under clause 5.1 (as amended from time to time), subject to the terms and conditions of the EICP. The Compensation Committee shall review the EICP annually and shall be entitled, at its sole and absolute discretion, to modify the rules and terms of the EICP (including the target bonus percentages and the way bonuses are calculated). No bonus shall be payable at any time after notice has been given or received (for any reason whatsoever).
5.3    You will be eligible to receive an annual equity award as and when authorised by the Compensation Committee, such award to be of the amount and subject to those conditions or terms as determined by the Compensation Committee from time to time and subject to the execution of such award documentation as may be required from time to time. From 1 January 2021 onwards any equity award value shall be planned in GBP and converted to $USD, using the exchange rate on the date of the date of the approval of the award by the Compensation Committee.
5.4    We shall reimburse you in respect of all expenses reasonably incurred by you in the proper performance of your duties, subject to you providing such receipts or other evidence as we may require and to you complying with the Employer’s policies on expenses as communicated to you from time to time.
6    Holidays
6.1    You shall be entitled, in addition to all bank and public holidays normally observed in England, to unlimited working days’ holiday, in each Holiday Year (being the period from January 1 to 31 December). This includes your entitlement under the WTR which shall be deemed to have been taken first. You are required to take a minimum of 28 working days holiday (including bank and public holidays) in each Holiday Year. You may only take your holiday at such times as are agreed with the Board. Regulations 15(1) to 15(4) WTR shall not apply to the Employment.
6.2    You shall be entitled to be paid at the rate of 1/260th of the annual remuneration set out in clause 5.1 for each day of holiday to which you are entitled under this clause.
6.3    In the Holiday Year in which the Employment terminates, the Company will evaluate your entitlement to holiday pay on a pro rata basis, based on the 28 annual statutory holidays. If you have any unused holiday entitlement based on the date of termination, the Employer may either require you to take such unused holidays during

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any notice period (including any period of Garden Leave) or make payment in lieu of it.
7    Sickness benefits
7.1    On condition that you comply with clause 7.2 and subject to our right to terminate this Agreement (whether on grounds of ill health or otherwise), during any period(s) of absence on medical grounds within any rolling period of 12 months you will be entitled to continue to receive your basic salary under clause 5.1 in accordance with the following:
7.1.1    during the first 20 weeks of any period or periods of absence, we will continue to pay 100% of your basic salary;
7.1.2    thereafter you will have no entitlement to your salary during any further period of absence.
7.2    You shall if required:
7.2.1    supply us with medical certificates covering any period of sickness or incapacity;
7.2.2    consent to the application by us to any medical practitioner treating you for a medical report, and the provision of such a report to us; and
7.2.3    undergo at any time at our expense a medical examination by a doctor appointed by us.
7.3    Payment in respect of any other or further period of absence shall be at our discretion. Any payment to you pursuant to clause 7.1 shall be subject to set off by us in respect of any Statutory Sick Pay and any Social Security Sickness Benefit or other benefits to which you may be entitled.
7.4    If your absence shall be occasioned wholly or partly by any act or omission of a third party in respect of which damages or compensation are recoverable, then you shall not be entitled to any remuneration (other than Statutory Sick Pay) but we may in our absolute discretion advance sums not exceeding the remuneration to which you would otherwise be entitled against your entitlement to damages or compensation (including interest at such rate as you are entitled to recover in respect of a claim for loss of earnings) and you shall:
7.4.1    notify us immediately of all the relevant circumstances and of any claim, compromise, settlement or judgement made or awarded in connection with it; and
7.4.2    if we so require, refund to us any amount received by you from any such third party provided that the refund shall be no more than the amount which you had recovered in respect of remuneration (plus interest).
8    UK benefits
8.1    We will make an annual contribution to such pension scheme(s) as may be agreed with you of 13% of your basic salary under clause 5.1 (as amended from time to time). We may restrict our contributions under this clause 8.1 to ensure that neither

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the annual allowance nor the lifetime allowance, as defined in the Finance Act 2004, are exceeded and you will make full disclosure on demand from us at any time and from time to time of all your other pension arrangements to enable us to establish that our contributions under this clause 8.1 will not cause those limits to be exceeded. We do not undertake to provide a defined amount of pension for or in respect of you but only to pay contributions as aforesaid. No Contracting-Out Certificate under the Pensions Schemes Act 1993 is in force with regard to the Employment.
8.2    During the Employment you shall be eligible to participate in the life assurance scheme which the Employer establishes for the benefit of its employees subject to the insurer accepting you for cover under the relevant policy and subject to the rules of such scheme or policy from time to time.
8.3    During the Employment the Employer shall pay all premiums due under a private medical insurance scheme for the benefit of you, your spouse and your children under 18 or those children under 24 who are unmarried, remain in full time education and are normally resident with you outside of term time, subject to the insurer accepting you, your spouse and your eligible children for cover under the relevant policy and at normal rates and subject to the rules of such scheme or policy from time to time.
8.4    The Employer accepts no obligation to provide replacements benefits or compensation following a refusal of the provision of any benefit. Furthermore, the success or failure of any claim under such benefit scheme is entirely a matter between the benefit provider and you. The Employer has no obligation to take any legal action or other proceedings to challenge or enforce the benefit provider’s decision in respect of any such claim.
8.5    The Employer reserves the right, in its absolute and sole discretion, to amend, terminate or withdraw the benefits under this clause 8 at any time. The Employer shall not have any liability to pay any benefit to you under any scheme unless it receives payment of the benefit from the insurer under the scheme.
8.6    The Employer shall be entitled, in its absolute and sole discretion, to terminate your employment in accordance with this Agreement notwithstanding that you are, or may in the future be, entitled to benefits under this clause 8.
9    US benefits
9.1    Save as set out in this clause, on the Effective Date you will cease to be entitled to any benefits provided by the Group to employees who are employed in the United States. The exceptions to this general provision are that:
9.1.1    on or before 31 January 2021, the Employer shall pay you, or shall arrange for a Group Company to pay you, a lump sum of $95,246 USD (less any deductions for tax, national insurance or any other deductions required by law) in full and final settlement of any entitlement you may have had under the 2020 U.S. Deferred Compensation Plan.
9.1.2    we will continue (or procure an appropriate Group Company continues) to provide during the Employment life insurance coverage for your benefit under the Lincoln Life Insurance plan which, in the event of death during the continuance of the Employment, will pay a lump sum of $1,600,000 USD (provided that the provision of cover shall be subject to you

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complying with and satisfying requirements of the relevant insurer and subject to the insurance premiums being at reasonable and standard rates).
9.1.3    we shall (or shall procure an appropriate Group Company) ensure you remain eligible to participate in the Massachusetts General Hospital (MGH) Executive Registry, which assists in coordinating immediate round the clock routine and emergency access to physicians and specialists at MGH.
9.2    The Employer reserves the right, in its absolute and sole discretion, to amend, terminate or withdraw the benefits under this clause 9 at any time but agrees that it will not exercise this right unless it does so for all employees who are members of the Board. The provisions of clauses 8.4 and 8.6 apply equally to the benefits under this clause 9.
10    Support with tax returns
10.1    The Employer shall procure the services of an accountant for your benefit in relation to your annual tax returns in the US and UK tax years from the date of this Agreement to the 2025/26 tax year PROVIDED ALWAYS THAT:
10.1.1    you are required to submit a tax return in that country;
10.1.2    you cooperate fully with the accountant to complete the filings of your tax returns by the deadlines set by the accountant; and
10.1.3    any fees, charges or interest incurred as a result of the late filing of such tax returns will be your responsibility.
10.2    You will cease to be entitled to any support from the Employer or any Group Company with respect to tax equalisation with effect from 1 December 2021.
11    Restrictions during the Employment
11.1    During the Employment you shall not:
11.1.1    be directly or indirectly employed, engaged, concerned or interested in any other business or undertaking; or
11.1.2    engage in any activity which the Board reasonably considers may be, or become harmful to the interests of the Employer or of any Group Company or which might reasonably be considered to interfere with the performance of your duties under this Agreement.
11.2    Clause 11.1 shall not apply:
11.2.1    to you holding (directly or through nominees) investments listed on the London Stock Exchange or in respect of which dealing takes place in the Alternative Investment Market on the London Stock Exchange or any recognised stock exchange as long as you hold less than one per cent of the issued shares or other securities of any class of any one company; or
11.2.2    to any act undertaken by you with the prior written consent of the Board.

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11.3    You confirm that you have disclosed to us (and will continue to do so promptly throughout the Employment) all circumstances in respect of which there is or might be a conflict of interest between you (or members of your immediate family) and the Employer or any Group Company.
12    Confidential information and Employer documents
12.1    In addition to your common law obligations to keep confidential information secret, you must not disclose to any person, firm or company, otherwise than in the proper course of your duties or with our written consent, any trade secret or information of a confidential nature concerning the business of the Employer or any Group Company, or any customer or client or prospective customer or client of the Employer or any Group Company including, but not limited to:
12.1.1    any trade secret or confidential or secret information concerning the business development, affairs, future plans, business methods, connections, operations, accounts, finances, organisation, processes, policies or practices, designs, dealings, trading, software, or know-how relating or belonging to the Employer or to any Group Company or any of its suppliers, agents, distributors, clients or customers;
12.1.2    confidential computer software, computer-related know-how, passwords, computer programmes, specifications, object codes, source codes, network designs, business processes, business logic, inventions, improvements and/or modifications relating to or belonging to the Employer or any Group Company;
12.1.3    details of the Employer’s or any Group Company’s financial projections or projects, prices or pricing strategy, advertising, marketing or development plans, product development plans or strategies, fee levels, commissions and commission structures, market share and pricing statistics, marketing surveys and research reports and their interpretation;
12.1.4    any confidential research, report or development undertaken by or for the Employer or any Group Company;
12.1.5    details of relationships or arrangements with, or knowledge of the needs or the requirements of, the Employer’s or any Group Company’s actual or potential clients or customers;
12.1.6    information supplied in confidence by customers, clients or any third party to which the Employer or any Group Company owes an obligation of confidentiality;
12.1.7    lists and details of contracts with the Employer’s or any Group Company’s actual or potential suppliers;
12.1.8    information of a personal or otherwise of a confidential nature relating to fellow employees, directors or officers of, or consultants to, the Employer or any Group Company for which you may from time to time provide services;
12.1.9    confidential information concerning, or details of, any competitive business pitches, or target details;

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12.1.10 any document or information marked as confidential on its face; or
12.1.11     any document or information which has been supplied to you in confidence or which you have been informed is confidential or which you might reasonably be aware is confidential.
12.2    Any information of the sort described in this clause which you obtain or become aware of during the course of the Employment or which, by virtue of your position, it may reasonably be assumed you have obtained or become aware of shall be “Confidential Information” for the purposes of this Agreement.
12.3    You undertake to use your best endeavours to prevent unauthorised publication or disclosure to any third party of any Confidential Information as defined in clauses 12.1 and 12.2 (save as may be required by law or a duly authorised regulatory body).
12.4    The provisions in clauses 12.1 and 12.2 shall continue to apply after termination of the Employment, howsoever arising, without any time limit but shall cease to apply to any information or knowledge which may at any time come into the public domain other than through unauthorised disclosure.
12.5    You shall inform us immediately on becoming aware, or suspecting that, any unauthorised third party knows or has used any Confidential Information.
12.6    All notes and records (both originals and copies) wherever located and whether on paper, computer disk, computer memory, smartphone, tablet, memory stick or other media, which contain any Confidential Information or which you have made or acquired in the course of the Employment:
12.6.1    shall be and remain the property of the Employer or the relevant Group Company;
12.6.2    shall not be removed from the Employer’s premises (or the premises of any Group Company) except in the course of your duties; and
12.6.3    shall be handed over by you to the Employer or to the relevant Group Company on demand and in any event on the termination of the Employment (for whatever reason).
12.7    You shall on demand by us and in any event on the termination of the Employment (howsoever caused) irretrievably delete any Confidential Information stored on any magnetic or optical disk or memory, including personal computer networks, personal e-mail accounts or personal accounts on websites, and all matter derived from such sources which is in your possession or under your control outside our premises. Where Confidential Information is stored on personal computer networks or personal email accounts or personal accounts on websites you will ensure the Employer has a full copy of such information before irrevocably deleting the same.
12.8    You agree that any business connections added during the Employment to any personal LinkedIn accounts (or to any other personal social media accounts used by you in whole or in part for the purposes of Employer’s business) shall be regarded as the property of the Employer (whether or not Confidential Information) and shall be deleted following the termination of the Employment. Unless instructed otherwise by the Board, you will supply contact details of all business contacts you have made

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during the course of the Employment and retained on social media websites or otherwise held electronically outside of the Employer’s systems before such data is deleted in accordance with your obligations under this clause. For the avoidance of doubt, the obligations under this clause do not apply to:
12.8.1    business connections which were added to any personal social media accounts prior to the commencement of the Employment; or
12.8.2    personal contacts who you have connected with for your private life or personal dealings as opposed to a connection relevant to your employment with the Employer.
12.9    You shall provide written confirmation that you have made a diligent search for, and delivered to us, all the notes and records described in clause 12.6 and have irretrievably deleted any Confidential Information described in clause 12.7 when requested to do so by us, whether during or after the Employment together with such reasonable evidence of compliance as we may request.
12.10    Nothing in this clause 12 shall prevent you from making a protected disclosure within the meaning of section 43A ERA or a relevant pay disclosure as defined in section 77 Equality Act 2010. In circumstances where you consider it is necessary to make such a disclosure, you should first raise the issue with the Board, or if your concerns relate to certain members of the Board, to an officer or officers of the Employer who you believe are not involved or implicated in the relevant matter.
13    Inventions and other intellectual property
13.1    You agree to disclose to us in writing full details of any Employer Intellectual Property promptly following its making, creation or discovery.
13.2    You agree that any Employer Intellectual Property shall so far as the law permits belong to and be the absolute property of the Employer or any other Group Company as the Employer may direct upon creation and:
13.2.1    to the extent that the same does not automatically belong to us upon creation, undertake to hold any such Employer Intellectual Property upon trust for the benefit of the Employer until such time as it shall be vested absolutely in the Employer or such other Group Company; and
13.2.2    hereby assign to the Employer or such other Group Company with full title guarantee by way of present and future assignment all such Employer Intellectual Property.
13.3    If and when we require you so to do you shall, at our expense, as the Employer or any other Group Company may direct:
13.3.1    give and supply to the Employer or such Group Company all such information, data, drawings and assistance as the Employer or such Group Company may require in order to exploit the Employer Intellectual Property to best advantage;
13.3.2    apply or join with the Employer or such Group Company in applying for patents or other protection or registration in the United Kingdom and in any other part of the world for the Employer Intellectual Property; and

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13.3.3    execute and do all instruments and things necessary for vesting in the Employer or such Group Company or in such other person as the Employer may specify, as sole beneficial owner, any Employer Intellectual Property including such patents or other protection or registration when obtained and all right, title and interest to and in them absolutely.
13.4    You irrevocably and unconditionally waive any and all moral rights in connection with your authorship of any existing or future copyright work made or created by you during the Employment forming part of Employer Intellectual Property.
13.5    The rights and obligations under this clause shall continue in force after termination of this Agreement in respect of Employer Intellectual Property and shall be binding on your representatives.
13.6    Nothing in this clause shall be construed as restricting your rights under sections 39 to 43 Patents Act 1977.
14    Termination
14.1    Notwithstanding any other provisions of this Agreement in any of the following circumstances we may terminate the Employment immediately by serving written notice on you to that effect. In such event you shall not be entitled to any further payment from us except such sums as shall have accrued due at that time. The circumstances are if you:
14.1.1    commit any serious breach of this Agreement or are guilty of any gross misconduct or any wilful neglect in the discharge of your duties;
14.1.2    repeat or continue (after warning) any breach of this Agreement;
14.1.3    in the performance of your duties under this Agreement or otherwise, commit any act of gross misconduct or serious incompetence or do or omit to do anything else which is materially prejudicial to the interests of the Employer or any Group Company
14.1.4    prejudice, or because of your behaviour will likely in the reasonable opinion of the Board prejudice, the interests or reputation of the Employer or any Group Company;
14.1.5    are guilty of any fraud, dishonesty or conduct tending to bring you, the Employer, or any Group Company into disrepute;
14.1.6    become of unsound mind in the opinion of the Board;
14.1.7    are declared bankrupt or make any arrangement with or for the benefit of your creditors or have a county court administration order made against you under the County Court Act 1984;
14.1.8    are convicted of any criminal offence other than an offence which does not in the opinion of the Board affect your position under this Agreement;
14.1.9    cease to be eligible to work in the United Kingdom;

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14.1.10 fail or cease to meet the requirements of any regulatory body compliance with which is required to enable you lawfully to undertake all or any of your duties under the Employment, are guilty of a serious breach of the rules and regulations of such regulatory body, are expelled, suspended or subject to any serious disciplinary action by such a regulatory body or are guilty of a serious breach of any compliance manual of the Employer or any Group Company; or
14.1.11     refuse (without reasonable cause) to accept the novation by the Employer of this Agreement, or an offer of employment on terms no less favourable to you than the terms of this Agreement, by any company which acquires or agrees to acquire not less than 90 per cent of the issued equity share capital of the Employer.
14.2    On the termination of the Employment or upon either us or you having served notice of such termination, you shall immediately deliver to us all materials within the scope of clause 12.6 and your lap-top, tablet and any other computer or similar equipment, all computer and other passwords, keys, credit cards, mobile phones, and other property of or relating to the business of the Employer or of any Group Company which may be in your possession or under your power or control and you irrevocably authorise us to appoint any person in your name and on your behalf to sign any documents and do any things necessary or requisite to give effect to your obligations under this clause 14.2.
14.3    Following termination of the Employment you agree to make yourself available to, and to cooperate with, us or our advisers in any internal investigation or regulatory proceedings arising out of matters which formed part of your responsibilities during the Employment. You acknowledge that this could involve, but is not limited to, responding to or defending any regulatory or legal process, providing information in relation to any such process, preparing witness statements and giving evidence in person on our behalf.
14.4    On termination of the Employment (howsoever caused) you shall not be entitled to any compensation for the loss of any rights or benefits under any health or life insurance schemes, share option, bonus, long-term incentive plan or other profit sharing scheme operated by the Employer or any Group Company in which you may participate.
14.5    Any delay in exercising the right of termination conferred by this clause 14 shall not constitute a waiver of it.
15    Separation Plan
15.1    Insofar as you are eligible for any compensation under the 2010 Charles River Corporate Officer Separation Plan (as amended or varied from time to time) (“Separation Plan”), any compensation or severance payment paid to you under this shall be in lieu of any severance pay or other severance benefit that the Employer may provide to terminate your employment under any contract, statute or policies that may be in effect at the date your employment terminates (whether from the Employer or any Group Company). Accordingly, in the event you receive any payment or benefit relating to the termination of your employment, the value of any compensation or severance payment due under the Separation Plan shall be offset and reduced by an equivalent sum or value. You must comply with any requirements set out in the

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Separation Plan, including the signing of a settlement agreement containing a full release of claims. For the avoidance of doubt, payments relating to the termination of your employment would include but are not limited to:
15.1.1    Any payment in lieu of notice (but for the avoidance of doubt not for payment for notice that you work or spend on Garden Leave);
15.1.2    Any statutory or enhanced (whether contractual or discretionary) redundancy payment; and/or
15.1.3    Any damages payable in any successful claim brought in an Employment Tribunal or court of competent jurisdiction for unfair or wrongful dismissal or unlawful discrimination.
15.2    For the avoidance of doubt, nothing in clause 15.1 above shall affect your entitlement to any of the following:
15.2.1    any accrued but unpaid salary or bonus (including any pro-rated bonus), or accrued allowances or benefits;
15.2.2    any payment in lieu of accrued but unused holiday;
15.2.3    the reimbursement of expenses, provided that all claims for reimbursement are submitted within four weeks of the Termination Date, in relation, in each case to the period before the Termination Date.
16    Post-termination restrictions
16.1    For the purposes of clause 16.2 the following words shall have the following meanings:
“Confidential Information” shall have the meaning ascribed thereto in clause 12.2;
but in the case of a firm, company or other organisation shall not include any division, branch or office of such firm, company or other organisation with which you or any such employee had no dealings during the said period;
“Defined Period” means the two years immediately preceding the Termination Date (or, if the Employer exercises its rights under clause 3.6 to put you on paid leave, the two year period immediately preceding the date on which the Employer first exercises such rights) save in respect of the definitions of “Key Employee” in which case references to two years shall be deemed to be replaced and read as references to “twelve months”.
“Employer Goods” shall mean any product, treatment or formula researched into, developed, manufactured, distributed or sold by the Employer with which your duties were concerned or for which you were responsible during the Defined Period;
“Employer Services” shall mean any services (including but not limited to research and development, technical and product support, technical advice and customer services) supplied by the Employer with which your duties were concerned or for which you were responsible during the Defined Period;

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“Key Employee” shall mean any person who immediately prior to the Termination Date was employed in the role of Executive Director, Senior Director, Director or Vice President (as varied or replaced from time to time) of the Employer with whom you worked closely or supervised during the 12 months immediately preceding the Termination Date;
“Restricted Area” shall mean:
(a)    England, Scotland, Wales and the United States;
(b)    any other country in the world where, on the Termination Date, the Employer was engaged in the research into, development, manufacture, distribution, sale or supply or otherwise dealt with Employer Goods or Employer Services;
“Restricted Goods” shall mean Employer Goods or goods of a similar kind;
“Restricted Period” shall mean the period of 12 months immediately following the Termination Date provided always that if the Employer exercises its rights under clause 3.6 to place you on paid leave, it shall mean the period of 12 months immediately following the commencement of the paid leave
“Restricted Services” shall mean Employer Services or services of a similar kind;
“Termination Date” means the date of termination of the Employment (howsoever caused).
16.2    Without prejudice to clause 11.1 you hereby undertake that you will neither during the Employment nor during the Restricted Period without our prior written consent whether on your own behalf or on behalf of any other person, firm, company or other organisation, directly or indirectly:
16.2.1    in competition with the Employer within the Restricted Area, be employed or engaged or otherwise interested in the business of researching into, developing, manufacturing, distributing, selling, supplying or otherwise dealing with Restricted Goods or Restricted Services;
16.2.2    solicit or induce or endeavour to solicit or induce any Key Employee to cease working for or providing services to the Employer, whether or not they would thereby commit a breach of contract;
16.2.3    cause or permit any third party directly or indirectly under your control to do any of the acts or things specified above.
16.3    Clause 16.2 shall also apply as though there were substituted for references to “the Employer” references to each Group Company in relation to which you have in the course of your duties for the Employer or by reason of rendering services to or holding office in such Group Company acquired knowledge of its trade secrets or Confidential Information but so that references in clauses 16.1 and 16.2 to “Employer” shall for this purpose be deemed to be replaced by references to the relevant Group Company. The obligations undertaken by you pursuant to this clause 16.3 shall, with respect to each Group Company, constitute a separate and distinct covenant and the invalidity or unenforceability of any such covenant shall not affect

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the validity or enforceability of the covenants in favour of any other Group Company or the Employer.
16.4    The benefit of the restrictions in clause 16.3 is held by the Employer for itself and on trust for each Group Company and shall be enforceable on behalf of each Group Company as though it were a party to this Agreement.
16.5    You shall not at any time after the Termination Date directly or indirectly represent yourself as being interested in or employed by or in any way connected with the Employer or any Group Company, other than as a former employee of the Employer and you shall not (whether directly or indirectly and whether on your own or through an association of any kind with any third party) make use of any corporate or business name which is used by the Employer or any Group Company, or which is similar to or likely to be confused with any such name.
16.6    None of the restrictions in this clause 16 shall prevent you from:
16.6.1    holding an investment by way of shares or other securities of less than 1% of the total issued share capital of any company, whether or not it is listed or dealt in on a recognised stock exchange; or
16.6.2    being engaged or concerned in any business concern insofar as your duties or work shall relate solely to geographical areas where the business concern is not in competition with the Employer in respect of any Restricted Goods or Restricted Services; or
16.6.3    being engaged or concerned in any business concern, provided that your duties or work shall relate solely to services or activities of a kind with which you were not concerned to a material extent in the Defined Period.
16.7    While the restrictions in this clause 16 (on which you have had the opportunity to take independent advice, as you hereby acknowledge) are considered by the parties to be reasonable in all the circumstances, it is agreed that if any such restrictions, by themselves, or taken together, shall be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Employer or a Group Company but would be adjudged reasonable if part or parts of the wording thereof were deleted, the relevant restriction or restrictions shall apply with such deletion(s) as may be necessary to make it or them valid and effective.
16.8    If your employment is transferred to any firm, company, person or entity other than a Group Company (“New Employer”) pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 2006, you will, if required, enter into an agreement with the New Employer containing post-termination restrictions corresponding to those restrictions in this clause 16, protecting the confidential information, trade secrets and business connections of the New Employer.
16.9    You will, at our request and our expense, enter into a separate agreement with any Group Company in which you agree to be bound by restrictions corresponding to those restrictions in this clause 16 (or such of those restrictions as we deem appropriate) in relation to that Group Company.

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17     Grievance and disciplinary procedures
17.1    If you wish to obtain redress of any grievance relating to the Employment, you will apply in writing to the Board, setting out the nature and details of any such grievance. If your grievance remains unresolved, you may appeal to the Board who will determine the identity of the person appointed to hear any appeal. The outcome of any appeal shall be final.
17.2    There are no special disciplinary rules which apply to you and any disciplinary matters relating to the Employment will be dealt with by the Board. You may appeal against any disciplinary decision to the Board who will determine the identity of the person appointed to hear any appeal. The outcome of any appeal shall be final.
17.3    We may at any time suspend you from any or all of your duties during any period in which we are carrying out any disciplinary, regulatory or other investigation which could involve potential gross misconduct or gross negligence involving you, or while any disciplinary procedure against you is outstanding.
17.4    During any period of suspension in accordance with clause 17.3:
17.4.1    your entitlement to receive your normal salary and other contractual benefits shall continue, subject always to the relevant scheme or policy relating to such benefits;
17.4.2    you shall remain an employee of the Employer and shall be bound by the terms of the Employment;
17.4.3    you shall ensure that the CEO of the Group (or such other person nominated by the Board) knows where you will be and how you can be contacted during each working day (except during any periods taken as holiday in the usual way);
17.4.4    we shall be entitled to exclude you from our premises and to instruct you not to contact (or attempt to contact) the employees, agents, clients or customers of the Employer or of any Group Company; and
17.4.5    we may require you to lodge with us all or any of the items referred to in clause 14.2.
18    Deductions
18.1    For the purposes of the ERA you authorise us at any time during the Employment, and in any event on termination howsoever arising, to deduct from your remuneration under this Agreement (which for this purpose includes salary, commission, bonus, holiday pay, sick pay and pay in lieu of notice) any monies due from you to us including, but not limited to, any outstanding loans, advances, the cost of repairing any damage or loss of our property caused by you (and of recovering it), excess holiday, and any other monies owed by you to us.
19    Policies and Procedures
19.1    Your attention is drawn to the non-contractual policies and procedures found on the Employer’s Intranet and which change from time to time. You agree to abide by those policies and procedures.

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19.2    The non-contractual policies and procedures do not form part of this Agreement. In the event of a conflict the terms of this Agreement shall prevail.
20    Data protection
20.1    You agree to act in accordance with Data Protection Legislation at all times both during the Employment and following its termination (for any reason) and to comply at all times with any policy introduced by us in order to comply with Data Protection Legislation, including any policy on the transfer of data outside the European Economic Area.
20.2    You acknowledge that we will process personal data about you in accordance with and to the extent permitted by Data Protection Legislation in order for us to perform our obligations under this Agreement, for example paying your salary, or to pursue our legitimate interests. Personal data relating to you may be kept electronically or in hard copy format.
20.3    You acknowledge that we will process special category personal data relating to you in accordance with and to the extent permitted by Data Protection Legislation in order for us to perform or exercise obligations or rights imposed or conferred by law on us in connection with employment, social security or social protection.
20.4    We agree to abide by our commitments under any policy introduced by us in order to comply with Data Protection Legislation and to process personal data (including special category personal data) in relation to you in accordance with any privacy/fair processing notices notified to you.
20.5    In this clause the expressions “personal data” and “special category personal data” have the same meanings as those expressions bear in the General Data Protection Regulation (EU) 2016/679.
21    Notices
21.1    Any notice or other document to be given under this Agreement shall be in writing and may be given personally to you or to the Secretary of the Employer or may be sent by pre-paid first class post or other tracked postal service to, in the case of the Employer, its registered office for the time being and, in your case, either to your address shown on the face of this Agreement or to your last known place of residence.
21.2    Any such notice shall (unless the contrary is proved) be deemed served in the case of personal delivery at the time it is delivered, in the case of pre-paid first class post on the third day after posting and in the case of any other tracked postal service when it would be delivered in accordance with the selected postal services timelines.
22    Former contracts of employment or other arrangements
22.1    This Agreement contains the entire understanding between the parties and supersedes any previous agreements and arrangements (if any), relating to your employment, which shall be deemed to have been terminated by mutual consent as from the date of this Agreement and you acknowledge that you have no outstanding claims of any kind against the Employer or any Group Company in respect of any such agreement or arrangement.

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23    Variations and amendments
23.1    No modification, variation or amendment to this Agreement shall be effective unless it is in writing and signed by or on behalf of each party.
24    Choice of law and submission to jurisdiction
24.1    The validity, construction and performance of this Agreement, and any claim, dispute or matter arising under or in connection with it or its enforceability, shall be governed by and construed in accordance with English law.
24.2    The parties submit to the jurisdiction of the English Courts over any claim, dispute or matter arising under or in connection with this Agreement or its enforceability or the legal relationships established by this Agreement, but this Agreement may be enforced by the Employer in any court of competent jurisdiction.
25    Miscellaneous
25.1    The Employer and the Executive agree that section 1(1) Contracts (Rights of Third Parties) Act 1999 shall apply to this Agreement but only to the extent that the provisions of clauses 11, 12, 13 and 16 constitute separate undertakings given for the benefit of each Group Company and may be enforced by any of them despite the fact that no such Group Company is a party to this Agreement. No other provisions of this Agreement may be enforced by a person who is not a party to this Agreement in his or his own right, and the whole or any part of this Agreement may be rescinded or varied without the consent of any such third party.
25.2    You confirm that you understand that your remuneration under this Agreement has been agreed on the basis that the restrictive covenants set out in clause 16 are enforceable against you are binding on you and enforceable against you.
25.3    You agree that if you apply for or are offered employment or any other engagement with any other person or organisation during the Employment, or while any or the post-termination restrictions in clause 16 remain in force, you will supply any such third party with a copy of this Agreement before entering into any such arrangement to ensure that that party is fully aware of your obligations to us.
25.4    The expiration or termination of this Agreement shall not prejudice any claim which either party may have against the other in respect of any pre-existing breach of this Agreement nor shall it prejudice the coming into force or the continuance in force of any provision of this Agreement which is expressly or by implication intended to or has the effect of coming into or continuing in force on or after such expiration or termination.
25.5    Further particulars of your employment are found in Schedule 1. The Agreement and Schedule 1 together form your written statement of the terms of your employment provided in compliance with Part I of the ERA.
This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

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Schedule 1. Section 1 Particulars
1    Hours of work
1.1    Your remuneration package is calculated on the basis that you will work such hours as necessary in order properly to perform your duties. This assumes you will work a minimum of 37.5 hours a week.
1.2    The parties each agree that the nature of your position is such that your working time cannot be measured and, accordingly, that the Employment falls within the scope of regulation 20 of the WTR.
2    Place of work
2.1    You are assigned to our offices at Robinson Building Chesterford Research Park (as above) but you may work at any place (whether inside or outside the United Kingdom) as necessary for the purpose of your role.
2.2    It is a fundamental part of your role to undertake international travel and work overseas. You may work outside the United Kingdom for periods exceeding one month in aggregate in any one year due to the nature of your role. The terms in this Agreement are unaffected when you work abroad and you will continue to be paid as usual in sterling.
3    Probationary Period
3.1    There is no probationary period applicable to the Employment.
4    Continuous employment
4.1    For the purposes of the ERA your period of continuous employment began on 26 August 2013.
5    Collective agreements
5.1    There are no collective agreements applicable to the Employment.
6    Training
6.1    There is no training which the Employer requires you to complete and which the Employer will not pay for.

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EXECUTION PAGE

Executed as a deed by Charles River Discovery Research Services UK Limited acting by a director in the presence of:	/s/ Birgit Girshick
Director’s signature
Birgit Girshick
Director’s name

Witness’ signature:	/s/Melissa Sauls
Witness’ name :	Melissa Sauls
Witness’ address:	251 Ballardvale St.
Wilmington, MA 01887
U.S.
Witness’ occupation:	Senior Paralegal

Signed and dated by David Ross Smith as a deed in the presence of:	/s/David R. Smith 28 Nov 2020
Signature and Date
Witness’ signature:	/s/Francis Grant
Witness’ name:	Francis Grant
Witness’ address:

Witness’ occupation:	Civil Servant

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